UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
The Meridian Resource Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholder:	March 5, 2010
You recently received proxy materials in connection with a special meeting of stockholders of The Meridian Resource Corporation to approve the $0.29 cash per share merger agreement with Alta Mesa Holdings, and according to our latest records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED. In order for the merger to be approved, we need two thirds of all outstanding shares to be voted ”FOR” the cash merger.
The Meridian Resource Corporation board of directors, by unanimous vote recommends that Meridian Resource Corporation shareholders vote “FOR” adoption of the merger agreement. Your board of directors believes that in the event the merger is not completed, the company may be forced to seek protection under federal BANKRUPTCY laws.
Your vote is important to us and we need your support. A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal. Therefore, regardless of the number of shares you own, it is important they be represented at the meeting.
Time is short — please vote your proxy by telephone, Internet or mail today!
•	VOTE BY TOUCHTONE PHONE: You may cast your vote by calling the toll-free number on the enclosed proxy card. Follow the instructions on your proxy card to cast your ballot.

•	VOTE THROUGH THE INTERNET: You may cast your vote by logging into the Internet address located on the enclosed proxy card and follow the instructions on the website.

•	VOTE BY MAIL: You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.
YOUR PARTICIPATION IS IMPORTANT — PLEASE VOTE TODAY!
If you have any questions relating to the special meeting, voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors, The Altman Group, toll-free at (877) 864-5052 between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday.
Even if you plan to attend the meeting, please vote your shares now so that your vote can be counted without delay.
Thank you in advance for your support and for acting promptly.
On behalf of your Board of Directors,
Sincerely,

Paul Ching
Chairman of the Board of Directors and Chief Executive Officer
IF YOU HAVE RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY PHONE OR OVER THE INTERNET,
PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.